SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 23, 2006

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Revised Compensation Program for Non-Employee Directors.

On March 23, 2006, the Board of Directors (“Board”) of ON Semiconductor Corporation (“Corporation”) approved certain changes to the compensation arrangements (“Program”) for non-employee members of the Board. A brief description of the terms and conditions of the new Program is set forth below.

1.	Retainers:

(a) Board Annual Retainer – The annual cash retainer payable to non-employee directors will increase to $45,000 per year from $20,000 per year.

(b) Audit Committee Chair Annual Retainer — The annual cash retainer payable to the Chair of the Audit Committee will increase to $20,000 per year from $10,000 per year.

(c) Audit Committee Annual Retainer — The annual cash retainer payable to the non-Chair members of the Audit Committee will increase to $15,000 per year from $10,000 per year.

(d) Compensation Committee Chair Annual Retainer – The annual cash retainer payable to the Chair of the Audit Committee will increase to $15,000 per year from $0 per year.

(e) Compensation Committee Annual Retainer — The annual cash retainer payable to the non-Chair members of the Compensation Committee will increase to $10,000 per year from $0 per year.

The annual cash retainer payable to the Chairman of the Board will be $100,000 per year. The changes to all retainers will be effective April 1, 2006 with such amounts being paid in arrears in four quarterly pro rata installments.

2.	Meeting Fees:

The cash meeting fees for attending a Board meeting in person will continue to be $1,500 per meeting and $500 for attending telephonically, except that effective April 1, 2006 these fees will now be due and payable only after a member has attended more than six Board meetings during any calendar year. The cash meeting fees for attending a Committee (including special committees) meeting will continue to be the same as noted for Board meetings in the previous sentence, except that effective April 1, 2006 these fees will now be due and payable only after a member has attended more than eight Committee meetings during any calendar year.

3.	Equity Compensation:

Subject to the Corporation’s 2000 Stock Incentive Plan (“Stock Incentive Plan”), the Board has the discretion to determine the terms (including the amount of compensation) and form of all equity-based awards to Directors.

(a) Initial Directorship – Consistent with past practice, when an individual initially becomes a member of the Board he/she will be granted a stock option (or other comparable equity-based compensation) to purchase a certain number of shares of the Corporation’s common stock, with equal pro rata vesting over a three year period beginning on the first anniversary of the grant date, at an exercise price equal to the fair market value of the stock on the grant date, and subject to the Stock Incentive Plan and a relevant stock option grant agreement.

(b) Annual Director’s Award – Annually, a Director will be awarded restricted stock units (“RSUs”) (or other comparable equity-based compensation) providing for automatic conversion to shares of the Corporation’s common stock upon vesting, with equal pro rata vesting over a three year period beginning on the first anniversary of the award date, and subject to the Stock Incentive Plan and a relevant award agreement. See below for information on the recent annual RSUs awards made to certain of the Corporation’s Directors.

4.	Other:

Non-employee Directors are reimbursed for reasonable expenses to attend Board and Committee meetings and to perform other relevant Board duties. Except as described above, non-employee members of the Board do not receive any additional compensation for their services as a member of the Board.

The Texas Pacific Group (“TPG”) and its affiliates are the beneficial owners of approximately 52.9% of the Corporation’s common stock as of February 22, 2006. Four of the Directors of the Corporation are also TPG partners (“TPG Related Directors”). These TPG Related Directors are: Richard Boyce, Kevin Burns, Justin Chang and John Marren. The TPG Related Directors will continue to waive their Board and Committee cash retainer and meeting fees until such time as they request that the Board rescind the waiver and reinstate the fees.

A summary of the non-employee director compensation arrangements under this Program is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

2006 Annual Equity Based Compensation Awards to Non-Employee Directors.

Effective March 23, 2006, the Board granted to each of the non-employee Directors of the Corporation an annual award of 10,500 RSUs under the Stock Incentive Plan (“2006 Awards”). The 2006 Awards provide for the automatic conversion to 10,500 shares of the Corporation’s common stock upon vesting. Vesting will occur pro rata over a three-year period beginning on the first anniversary of the award date, subject to continued service as a Board member and additional terms and provisions under the Stock Incentive Plan and the relevant award agreement. The closing price of the Corporation’s common stock on March 23, 2006 was $6.83 per share.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Number	Description

10.1	Summary of ON Semiconductor Corporation Non-Employee Director Compensation Arrangements (as approved by the Board of Directors on March 23, 2006)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: March 29, 2006	By:	/s/ KEITH JACKSON
	Name:	Keith Jackson
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

Number	Description

10.1	Summary of ON Semiconductor Corporation Non-Employee Director Compensation Arrangements (as approved by the Board of Directors on March 23, 2006)

5